SCHEDULE 14A INFORMATION
                             (Rule 14A-101)
                INFORMATION REQUIRED IN PROXY STATEMENT
                        SCHEDULE 14A INFORMATION
       PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                          EXCHANGE ACT OF 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           TOYS "R" US, INC.
______________________________________________________________________________
           (Name of Registrant as Specified in its Charter)

                           TOYS "R" US, INC.
______________________________________________________________________________
               (Name of Person(s) Filing Proxy Statement)
Payment of Filing Fee (Check the appropriate box):

/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1)  Title of each class of securities to which transaction applies:
______________________________________________________________________________

    (2)  Aggregate number of securities to which transaction applies:
______________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
______________________________________________________________________________

    (4)  Proposed maximum aggregate value of transaction:
______________________________________________________________________________

    (5)  Total fee paid:
______________________________________________________________________________

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:
______________________________________________________________________________

    (2)  Form, Schedule or Registration Statement No.:
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    (4)  Date Filed:
______________________________________________________________________________
* Set forth the amount on which the filing fee is calculated and state how it was determined.

                    [Toys "R" Us, Inc. Logo]


                        TOYS "R" US, INC.
                          461 From Road
                    Paramus, New Jersey 07652

                         _______________

                   Notice of Annual Meeting of
                     Stockholders to be Held
                          June 7, 1995

                         _______________


To the Stockholders of
TOYS "R" US, INC.


     The Annual Meeting of Stockholders of Toys "R" Us, Inc. (the "Company") will be held at the offices of the Company, 461 From Road, Paramus, New Jersey 07652 on Wednesday, June 7, 1995 at 10:00 A.M., for the following purposes:

     1.  to elect directors; and

     2. to consider and transact such other business as may properly be brought before the meeting or any adjournment or adjournments thereof.

     Only stockholders of record at the close of business on April 10, 1995 will be entitled to vote at the meeting.




                                                  Andre Weiss
                                                  Secretary


April 21, 1995



     PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                         PROXY STATEMENT

                        TOYS "R" US, INC.
                          461 From Road
                    Paramus, New Jersey 07652

                         _______________

                 Annual Meeting of Stockholders
                          June 7, 1995
                         _______________


                     SOLICITATION OF PROXIES

     The accompanying proxy is solicited by the Board of Directors of Toys "R" Us, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held at the offices of the Company, 461 From Road, Paramus, New Jersey 07652, on Wednesday, June 7, 1995 at 10:00 A.M., or at any adjournment or adjournments thereof.

     A stockholder who executes a proxy may revoke it at any time before it is voted. Attendance at the meeting shall not have the effect of revoking a proxy unless the stockholder so attending shall, in writing, so notify the secretary of the meeting at any time prior to the voting of the proxy. A proxy which is properly signed and not revoked will be voted for the nominees for election as directors listed herein unless contrary instructions are given or the persons named in the proxy elect to exercise their discretionary authority to accumulate votes in favor of less than all nominees. The Board of Directors knows of no other business to come before the meeting, but if other matters properly come before the meeting, the persons named in the proxy intend to vote thereon in accordance with their best judgment.

     The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies by telephone or otherwise. The Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their charges and expenses in forwarding proxies and proxy material to the beneficial owners of such stock. It is anticipated that the mailing of this Proxy Statement will commence on or about April 21, 1995.


                        VOTING SECURITIES

     The Company had outstanding 277,234,993 shares of common stock ("Common Stock") at the close of business on April 10, 1995, which are the only securities of the Company entitled to be voted at the meeting. Each share of Common Stock is entitled to one vote (except as stated below under "Election of Directors") on each matter as may properly be brought before the meeting. Only stockholders of record at the close of business on April 10, 1995 will be entitled to vote.

     With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on any proposal other than the election of directors and will be counted as present for purposes of determining the existence of a quorum regarding such proposal. Pursuant to applicable law, abstentions will have the same effect as a negative vote. Under the rules of the New York Stock Exchange, brokers who hold shares in street name have the authority to vote on certain "routine" matters when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors. Under applicable law, a broker non-vote will have no effect on the outcome of the election of directors.


                      PRINCIPAL STOCKHOLDER

     As of April 10, 1995, the following is the only entity known to the Company to be the beneficial owner of more than five percent of the Common Stock:

                                            Total Number
                                              of Shares
           Name and Address of              Beneficially        Percent
            Beneficial Owner                   Owned            of Class
           -------------------              ------------        --------
       Petrie Stores Corporation (1)         15,902,702           5.7%
       70 Enterprise Avenue
       Secaucus, New Jersey 07094

____________________
(1) The information relating to Petrie Stores Corporation was obtained from Amendments No. 20 and No. 21 to the Schedule 13D filed by such corporation with the Securities and Exchange Commission. On January 24, 1995, the Company issued from its treasury 42,076,420 shares of Common Stock in exchange for 39,853,403 shares of Common Stock and $165 million in cash delivered by Petrie Stores Corporation. See "Certain Transactions." Pursuant to its plan of complete liquidation and dissolution, on March 24, 1995, Petrie Stores Corporation made an initial distribution of an aggregate of 26,173,718 shares of Common Stock to holders of record of the common stock of Petrie Stores Corporation at the close of business on March 16, 1995.

                      ELECTION OF DIRECTORS

    In accordance with the recommendation of its Nominating Committee, the Board of Directors proposes for election at the Annual Meeting of Stockholders the 10 persons listed below to serve (subject to the Company's By-Laws) as directors of the Company until the next annual meeting and until the election and qualification of their successors. If any such person should be unwilling or unable to serve as a director of the Company (which is not anticipated) the persons named in the proxy will vote the proxy for substitute nominees selected by them unless the number of directors has been reduced to the number of nominees willing and able to serve.

    In electing directors, holders of Common Stock have cumulative voting rights; that is, each holder of record of Common Stock shall be entitled to as many votes as shall equal the number of shares owned of record multiplied by the number of directors to be elected, and may cast all of such votes for a single director or may distribute them among all or some of the directors to be voted for, as such holder sees fit. Unless contrary instructions are given, the persons named on the proxy will have discretionary authority to accumulate votes in the same manner.

    Certain information for each nominee for director is set forth below:







                                                        Common Stock
                                                        Beneficially
                                                         Owned as of   Percent
          Principal Occupation, Employment, etc.        March 7, 1995  of Class
          --------------------------------------        -------------  --------

Robert A. Bernhard. . . . . . . . . . . . . . . . . .    40,041(a)(b)     *
  Private real estate developer since prior to 1990;
  director of the Company since 1980; age 68 years.

                                                        Common Stock
                                                        Beneficially
                                                         Owned as of   Percent
          Principal Occupation, Employment, etc.        March 7, 1995  of Class
          --------------------------------------        -------------  --------

Michael Goldstein (c). . . . . . . . . . . . . . . .    695,517(d)        *
  Vice Chairman of the Board and Chief Executive
  Officer of the Company since February 1994 (also
  Chief Administrative Officer of the Company since prior to 1990 to February 1994 and Chief Financial
  Officer since prior to 1990 to January 1993);
  director of the Company since 1989; age 53 years.

Milton S. Gould (c). . . . . . . . . . . . . . . . .     31,754(b)        *
  Of Counsel to the New York City law firm of LeBoeuf, Lamb, Greene & MacRae since March 1994.
  Senior Partner of the New York City law firm of Shea & Gould since prior to 1990 to March 1994;
  director of the Company since 1978; age 85 years.

Shirley Strum Kenny. . . . . . . . . . . . . . . . .      7,737(b)(e)     *
  President of The State University of New York at
  Stony Brook since September 1994; President of
  Queens College of The City University of New York since prior to 1990 to August 1994; director of the Company since 1990; director of Computer
  Associates International, Inc.; age 60 years.

Charles Lazarus (c). . . . . . . . . . . . . . . . .   1,411,491(f)       *
  Chairman of the Board since prior to 1990; Chief
  Executive Officer of the Company since prior to 1990 to February 1994; director of the Company since 1969; director of Automatic Data Processing,
  Inc. and Loral Corporation; age 71 years.

Reuben Mark. . . . . . . . . . . . . . . . . . . . .       8,200(b)       *
  Chairman and Chief Executive Officer of
  Colgate-Palmolive Company, a producer of consumer goods, since prior to 1990; director of the Company since 1990; director of Time Warner, Inc., The New
  York Stock Exchange, Inc. and Pearson, p.l.c.; age
  56 years.

Howard W. Moore. . . . . . . . . . . . . . . . . . .     152,950(g)       *
  President of Howard Moore Associates, business consultants, since 1990; formerly Executive Vice
  President - General Merchandise Manager of the
  Company until 1990; director of the Company since
  1984; age 64 years.

Robert C. Nakasone (c). . . . . . . . . . . . . . . .    798,385(h)       *
  President and Chief Operating Officer since
  February 1994; Vice Chairman of the Board and
  President of World Wide Toy Stores of the Company since prior to 1990 to February 1994; director of the Company since 1989; director of Staples, Inc.;
  age 47 years.

Norman M. Schneider. . . . . . . . . . . . . . . . .      10,322(b)       *
  Management consultant since prior to 1990; director of the Company since 1978; director of Park
  Electrochemical Corp. and Datascope Corp.; age 84 years.

Harold M. Wit (c). . . . . . . . . . . . . . . . . .      12,927(b)        *
  Managing Director, Director and a member of the Executive Committee of Allen & Company
  Incorporated, investment bankers, since prior to 1990; director of the Company since 1978; director of Allegheny & Western Energy Corporation; age 66 years.

___________________

(a) Includes shares owned by a profit sharing plan of which Mr. Bernhard is the sole beneficiary. Also includes shares beneficially owned by his wife as to which shares Mr. Bernhard disclaims beneficial ownership.

(b) Includes 5,200 shares with respect to which such person has the right to acquire beneficial ownership upon exercise of currently exercisable options, and the percentage (less than 1% of outstanding Common Stock) is calculated on the basis that such shares are deemed outstanding.
(c)  Member of the Executive Committee of the Board of Directors.
(d) Includes 662,500 shares with respect to which Mr. Goldstein has the right to acquire beneficial ownership upon exercise of currently exercisable options, and the percentage is calculated on the basis that such shares are deemed outstanding.
(e) Includes shares beneficially owned by a trust of which Ms. Kenny is co-trustee, as to which shares Ms. Kenny disclaims beneficial ownership.
(f) Includes 1,125,000 shares with respect to which Mr. Lazarus has the right to acquire beneficial ownership upon exercise of currently exercisable options, and the percentage is calculated on the basis that such shares are deemed outstanding.
(g) Includes 109,950 shares with respect to which Mr. Moore has the right to acquire beneficial ownership upon exercise of currently exercisable options, and the percentage is calculated on the basis that such shares are deemed outstanding.
(h) Includes 730,102 shares with respect to which Mr. Nakasone has the right to acquire beneficial ownership upon exercise of currently exercisable options, and the percentage is calculated on the basis that such shares are deemed outstanding. Also includes shares beneficially owned by his minor children as to which shares Mr. Nakasone disclaims beneficial ownership.

*    Less than 1% of the outstanding Common Stock.

    The address of each person named in the table above is c/o Toys "R" Us, Inc., 461 From Road, Paramus, New Jersey 07652.

    As of March 7, 1995, all executive officers and directors of the Company as a group (15 persons) owned beneficially 3,324,459 shares of Common Stock (including 2,844,622 shares with respect to which such persons had the right to acquire beneficial ownership as of such date and shares beneficially owned by the family members of certain executive officers and directors as to which shares such executive officers and directors disclaim beneficial ownership), which constituted approximately 1.2% of the shares deemed outstanding on that date. Except for shares beneficially owned by such family members, such executive officers and directors have sole voting power and sole investment power with respect to such shares. In addition, as of March 7, 1995, Named Officers (as hereinafter defined) not identified in the table above, Larry D. Bouts, President of Toys "R" Us International Division, owned beneficially no shares of Common Stock, Roger V. Goddu, Executive Vice President- General Merchandise Manager of USA Toy Stores, owned beneficially 81,023 shares of Common Stock, and Richard L. Markee, President of Kids "R" Us Division, owned beneficially 14 shares of Common Stock (each less than 1% of the shares deemed outstanding on such date).

    The Board of Directors held six meetings and took action once by unanimous written consent during the Company's last fiscal year. The Board of Directors has an Executive Committee, a Nominating Committee, an Audit Committee, a Management Compensation and Stock Option Committee (the "Compensation Committee"), and an Operating Committee.

    The Executive Committee of the Board of Directors has and may exercise all the powers and authority of the full Board of Directors, subject to certain exceptions. The Executive Committee took action twice by unanimous written consent during the Company's last fiscal year.

    The Nominating Committee currently has as its members three directors who are not officers or employees of the Company: Robert A. Bernhard, Shirley Strum Kenny and Harold M. Wit (Chairman). The Nominating Committee recommends to the Board of Directors the individuals to be nominated for election as directors at the annual meeting of stockholders and has the authority to recommend the individuals to be elected as directors to fill any vacancies or additional directorships which may arise from time to time on the Board of Directors. The Nominating Committee considers nominations made in accordance with the procedure in the following paragraph.

    The Company's By-Laws provide that nominations for the election of directors may be made by any stockholder in writing, delivered or mailed by first class mail to the Secretary of the Company, Toys "R" Us, Inc., 461 From Road, Paramus, New Jersey 07652, not less than 14 days nor more than 50 days prior to the meeting, except that if less than 21 days' notice of the meeting is given, such written notice shall be delivered or mailed not later than the close of the tenth day following the day on which notice of the meeting was mailed. Each notice shall set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of stock of the Company which is beneficially owned by each such nominee. If the Chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedure, such nomination shall be disregarded.

    The Audit Committee currently has as its members three directors who are not officers or employees of the Company: Shirley Strum Kenny, Norman M. Schneider and Harold M. Wit (Chairman). The Audit Committee held two meetings during the Company's last fiscal year. The Audit Committee (i) reviews the procedures employed in connection with the internal auditing program and accounting procedures, (ii) consults with the independent auditors, (iii) reviews the reports submitted by such independent auditors and (iv) makes such reports and recommendations to the Board of Directors as it may deem appropriate.

    The Compensation Committee currently has as its members three directors who are not officers or employees of the Company: Robert A. Bernhard, Milton S. Gould and Norman M. Schneider. The Compensation Committee held two meetings and took action twelve times by unanimous written consent during the Company's last fiscal year. The Compensation Committee reviews management compensation standards and practices and functions as the independent committee under the Company's Stock Option Plan, Management Incentive Compensation Plan and 1994 Stock Option and Performance Incentive Plan. (See "Report of the Compensation Committee on Executive Compensation.")

    The Operating Committee consists of three directors and has as its members Charles Lazarus, Michael Goldstein and Robert C. Nakasone. The Operating Committee is authorized to incur indebtedness on behalf of the Company within limits established by the full Board. The Operating Committee took action twenty-seven times by unanimous written consent during the Company's last fiscal year.


Compensation of Directors

    Directors who are not officers or employees of the Company or any of its subsidiaries ("Non-Employee Directors") each receive $20,000 per annum for service on the Board and an additional $1,000 for attending any meetings of the Board and any committee meetings held on a date other than the date of Board meetings. Directors who are also officers or employees of the Company receive no additional compensation for services as a director, committee participation or special assignments.

    In addition, effective November 1, 1994, each Non-Employee Director was granted options to purchase 1,000 shares of Common Stock under the Company's Non-Employee Directors' Stock Option Plan. Subject to certain conditions, one-fifth of such options become exercisable on a cumulative basis on each anniversary of the date of grant at an exercise price of $38.56 per share, the market value of Common Stock on the date of grant. Options expire ten years after the date of grant.

    In addition, effective January 31, 1994, Charles Lazarus terminated his employment as Chief Executive Officer of the Company and, pursuant to his employment agreement, exercised his right to become a consultant to the Company for a five-year period. As a consultant, Mr. Lazarus is obligated to render such consulting services as may be requested by the Board of Directors at such times as may be mutually convenient for the Company and Mr. Lazarus. Mr. Lazarus is entitled to receive as compensation during the five-year consulting period the following amounts: for the first year an amount equal to his total compensation (base salary and incentive compensation) received for the full fiscal year prior to his becoming a consultant (i.e., for the fiscal year ended January 29, 1994) and for the second through fifth years, 90%, 80%, 70% and 60% of such amount, respectively. Therefore, for the fiscal year ended January 28, 1995, Mr. Lazarus received $7,862,530 in consulting fees. The employment agreement also provides that Mr. Lazarus is entitled to receive a payment of $200,000 a year for five years commencing at the termination of his consulting period. During the term of Mr. Lazarus' consulting period and for three years thereafter, he has agreed to refrain from competing either directly or indirectly with any business carried on by the Company.


Executive Compensation

    The following table sets forth, for the Company's last three fiscal years, the annual and long-term compensation of those persons who were, at January 28, 1995, (i) the chief executive officer and (ii) the other four most highly compensated executive officers of the Company (the "Named Officers"):

                                         SUMMARY COMPENSATION TABLE
                                                                  Long Term
                                                                 Compensation
                                                                    Awards
                                                                 ------------
                                                                   Shares of
                                 Fiscal    Annual Compensation   Common Stock
                                  Year     -------------------    Underlying     All Other
Name and Principal Position      Ended      Salary     Bonus      Options(#)  Compensation(2)
- ---------------------------      -----      ------     -----      ----------  ---------------
Michael Goldstein               1/28/95    $800,000   $402,700        -0-          $16,500
  Vice Chairman of the Board    1/29/94     175,000    772,753      425,000         25,942
  and Chief Executive Officer   1/30/93     175,000    689,024        -0-           25,175

Robert C. Nakasone              1/28/95     800,000    402,700        -0-           16,500
  President and Chief Operating 1/29/94     210,000    772,753      425,000         25,942
  Officer                       1/30/93     210,000    689,024        -0-           25,175

Larry D. Bouts                  1/28/95     425,000    144,667       40,000         16,500
  President of Toys "R" Us      1/29/94     210,000    202,483      195,000         25,942
  International Division        1/30/93     200,000    210,000       20,000                25,175

Roger V. Goddu                  1/28/95     375,000    141,574       30,000         16,500
  Executive Vice President -    1/29/94     200,000    257,584      190,000         25,942
  General Merchandise Manager   1/30/93     200,000    229,675       15,000         25,175
  of USA Toy Stores

Richard L. Markee (1)           1/28/95     350,000    166,420       30,000         16,500
  President of Kids "R" Us      1/29/94     275,000    157,885       72,500         25,942
  Division
_________________

(1) Prior to March 1, 1993, Mr. Markee was not an executive officer of the Company.
(2) "All Other Compensation" represents the Company's contributions to the TRU Partnership Employees' Savings and Profit Sharing Plan for the accounts of the Named Officers.

    The following table sets forth, for the Company's fiscal year ended January
28, 1995, information concerning grants of stock options to the Named Officers:

                         OPTION GRANTS IN LAST FISCAL YEAR
                                     Individual Grants                       Grant Date Value
                       -------------------------------------------------     ----------------
                        Shares of    % of Total
                         Common       Options
                         Stock        Granted
                       Underlying   to Employees   Exercise
                        Options      in Fiscal    Price (Per  Expiration       Grant Date
Name                   Granted(#)     Year(2)      (Share)       Date        Present Value(3)
- ----                   ----------     -------      -------       ----        ----------------
Michael Goldstein          --           --           --           --               --

Robert C. Nakasone         --           --           --           --               --

Larry D. Bouts          40,000(1)      0.95%       $38.56       11/01/04        $882,000

Roger V. Goddu          30,000(1)      0.72         38.56       11/01/04         661,500

Richard L. Markee       30,000(1)      0.72         38.56       11/01/04         661,500
_________________

(1) Non-qualified Stock Options granted effective November 1, 1994 under the Toys "R" Us, Inc. 1994 Stock Option and Performance Incentive Plan. Such options become exercisable four years and nine months after the date of grant provided that the grantee remains in the employ of the Company. See "Report of the Compensation Committee on Executive Compensation."
(2) Based on a total of 4,188,900 options granted to 30,131 employees of the Company.
(3) In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was used to estimate the grant date present value of the options set forth in this table. The Company's use of this model should not be construed as an endorsement of its accuracy at valuing options. All option valuation models, including Black-Scholes, require a prediction about the future movement of the stock price. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. The estimated values under the model are based on the following assumptions and variables: (i) the exercise of all options occurs at their expiration dates, (ii) the one-year historic stock price volatility of the Common Stock is 26% and (iii) for purposes of present value calculations, the ten-year zero-coupon Treasury bond interest rate at the date of grant was used.

    The following table sets forth, for the Company's fiscal year ended January
28, 1995, information concerning the exercise of options by the Named Officers and the value of unexercised options of the Named Officers:

                    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                          AND FISCAL YEAR-END OPTION VALUES
                                                            Shares of
                                                             Common            Value of
                                             Value            Stock           Unexercised
                            Shares of       Realized        Underlying       In-the-Money
                             Common       (Market Price     Options at        Options at
                             Stock         at Exercise       FY-End(#)          FY-End
                           Acquired on    Less Exercise    /Exercisable      /Exercisable
Name                       Exercise(#)        Price)       Unexercisable     Unexercisable
- ----                       -----------        ------       -------------     -------------
Michael Goldstein              --               --           662,500          $8,746,875
                                                             325,000              --

Robert C. Nakasone             --               --           730,102           9,798,086
                                                             325,000              --

Larry D. Bouts                 --               --             --                 --
                                                             420,000             813,850

Roger V. Goddu                 --               --            78,750             863,663
                                                             275,000             243,850

Richard L. Markee              --               --             --                 --
                                                             140,000             191,325


Report of the Compensation Committee
on Executive Compensation

                     Overview and Philosophy

          The Compensation Committee of the Board of Directors is composed entirely of non-management or outside directors. It has been delegated the authority to review and consider the Company's management compensation standards and practices and to recommend to the Board of Directors on an annual basis the compensation to be paid to the Chief Executive Officer and other executive officers of the Company. In addition, the Compensation Committee administers the Company's stock option plans and agreements, including the Toys "R" Us, Inc. 1994 Stock Option and Performance Incentive Plan (the "1994 Plan"), and approves all grants to be made in connection therewith and administers, sets performance goals and approves awards under the Toys "R" Us, Inc. Management Incentive Compensation Plan (the "Incentive Plan").

          The compensation and stock option programs are designed so that the Company may attract and retain qualified management employees and motivate such management employees to enhance profitability and stockholder returns. Over the past several years, the Committee has implemented such objectives by having a substantial portion of executive officers' cash compensation tied to annual corporate earnings and by providing incentives to management through the use of stock options. However, in order to bring the Company's compensation practices in line with those of specialty retailers and other comparable companies and to bring about a true pay for performance approach to the Company's compensation program, the Company adopted the Incentive Plan and related new base salary structure, which were implemented during the Company's last fiscal year. Under the new compensation structure, base salaries were raised to levels competitive with those of specialty retailers and other comparable companies. Bonuses awarded under the Incentive Plan were generally lower than those previously awarded to executive officers under the Company's prior compensation structure. In addition, in accordance with the Incentive Plan, bonus compensation was conditioned in varying degrees upon the attainment and certification of specific year-end targets or performance goals that were established by the Compensation Committee at a meeting held on March 28, 1994, in accordance with transitional rules issued by the Internal Revenue Service.


                Executive Officers' Compensation

    Each year, the Chief Executive Officer presents a proposal to the Compensation Committee for executive officers' compensation. The Compensation Committee reviews and considers such proposal and presents its recommendation for adoption by the Board of Directors. Under the Company's current practice, each executive officer of the Company receives a base salary, an incentive cash bonus (if certain performance goals are achieved) and long-term incentive compensation in the form of stock options.

Base Salary and Incentive Compensation

    In determining base salaries and performance goals (in accordance with the Incentive Plan), the Compensation Committee reviews compensation data regarding other specialty retailers, including, among others, certain of the companies included in the index used for the Performance Graph contained herein, selected on the basis of similarities in size and work environment. However, the Committee is aware that the responsibilities and contributions of certain of the Company's executive officers transcend those ordinarily associated with their office titles. The Committee may also take into account an individual's experience and performance as well as cost-of-living levels in the locality in which the individual is based. Performance goals are based on an analysis of historical performance and growth expectations for the Company; provided that, with respect to certain employees whose responsibilities are primarily related to individual Divisions, as opposed to the Company as a whole, performance goals may be based on historical performance and growth expectations for the Company and/or that Division.

    The Compensation Committee set salary levels and adopted performance goals (in accordance with the Incentive Plan) for the past fiscal year which were ratified by the Company's Board of Directors. In making its determination, the Compensation Committee took special notice of management's contributions to the continued success of the Company as a preeminent worldwide specialty retailer, marked by the Company's growth in earnings during the prior fiscal year. The Committee also recognized that management initiated expansion projects in several new markets. While the expenses of such expansion create a charge against current reported earnings, they provide the structure for sustained long-term earnings growth. In addition, the Company continued its franchise program with the first franchises located in the Middle East.

    The total cash compensation paid to the Company's executive officers for the past fiscal year is believed to be comparable to specialty retailers and other comparable companies. For the past fiscal year, in determining base salaries and incentive bonuses, the Committee set its targets between the 50th and the 75th Quartile range of such compensation paid by such specialty retailers and other comparable companies. Base salaries for executive officers were set at a higher level than in past years and a smaller portion of compensation was paid through a year-end incentive bonus. Each executive officer who was employed through the end of the past fiscal year received a cash bonus (as described below) based on a target relating to the Company's consolidated pre-tax earnings for the fiscal year or, in the case of two divisional officers, based on the Company's pre-tax earnings and/or their Division's earnings.

    Under the Incentive Plan, eligible management employees of the Company and its subsidiaries ("Participants") are eligible to receive a cash bonus payable at the close of each fiscal year of the Company based upon the attainment and certification of performance goals established by the Committee. As performance goals, the Committee adopts, during the first quarter of each fiscal year, a target ("Target") for such fiscal year equal to a desired level of any or a combination of the following financial results of the Company on a consolidated basis: (i) pre-tax earnings, (ii) operating earnings, (iii) after-tax earnings, (iv) return on investment or (v) earned value added (collectively, the "Financial Goals"); provided that, with respect to certain Participants, the Financial Goals may be based upon divisional rather than consolidated results, or a combination of the two. In addition, the Committee assigns to each Participant a percentage of his or her base salary ("Base Salary Percentage") which is awarded as a bonus in the event that 100% of the Target is achieved. With respect to each Target, the Committee also specifies a separate amount based upon one or more of the Financial Goals (a "Base Amount"), which, if not achieved, shall result in no bonus being awarded. At the same time, the Committee adopts a mathematical formula or matrix for the fiscal year which indicates the extent to which bonuses shall be paid if the applicable Base Amounts are exceeded, including if the Target is attained or exceeded. The matrix used for determining bonuses for the past fiscal year permitted receipt of an amount greater than the Base Salary Percentage if the applicable Target were exceeded, provided that no Participant would receive more than 150% of such Participant's Base Salary Percentage. For the past fiscal year, the consolidated and divisional Base Amounts established by the Committee were achieved, but only in the case of one Division, Kids "R" Us, was the Target achieved.

Long-Term Incentive Compensation

    The Compensation Committee is authorized to award grants of stock options to all employees, including executive officers. Generally, such options have an exercise price equal to the market value of the Company's Common Stock on the date of grant, become exercisable four years and nine months after the date of grant and are contingent upon the optionee's continued employment. The number of options granted to an individual varies according to his or her job title.

    In the past fiscal year, the Committee awarded, under the 1994 Plan, non-qualified stock options to officers of the Company (and to over 30,000 non-officer employees) expected to make significant future contributions to the Company. The stock options have an exercise price of $38.56, the market price of the Company's Common Stock on the date of grant. Such options become exercisable four years and nine months after the date of grant provided that the grantee remains in the employ of the Company. The Committee may, but currently has no plans to, make use of the alternative types of awards, such as stock appreciation rights, restricted stock awards, performance shares, and performance units, available under the 1994 Plan.

    With respect to stock option awards in the past fiscal year, the Compensation Committee considered generally that the Company has shown positive results in recent years and that employees should be rewarded for that performance. In addition, the Committee considered the Company's improved competitive position as a toy retailer and the fact that the Company is engaged in several long-term expansion projects around the world. The success of such projects is considered to depend in large part on the sustained vision and commitment of management in future years. Generally, the Committee has granted stock options to those employees of the Company and its subsidiaries who have satisfied certain continuous service requirements. The Committee believes that option awards provide the necessary long-term incentive to focus managers on building profitability and stockholder value. As a general rule, however, the Committee monitors aggregate grants of options on a year-by-year basis, determining awards based on position classifications and performance, without taking into account prior option grants or exercises by individual officers or employees.

    In addition, the Company provides health care benefits and profit sharing and stock purchase plan contributions for executive officers on terms generally available to all Company employees. The Compensation Committee believes that such benefits are not more favorable to employees than those offered by specialty retailers and other comparable companies. The amount of perquisites, as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation, did not exceed $50,000 or 10% of the total salary and bonus of any executive officer in the last fiscal year.

    The Compensation Committee intends that all compensation paid to executive officers, to the extent possible, will qualify for deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits in certain circumstances the deductibility of compensation in excess of $1 million paid to certain executive officers.

             Chief Executive Officer's Compensation

    The Compensation Committee determined the compensation for Michael Goldstein, the Company's Chief Executive Officer since January 31, 1994. Mr. Goldstein is eligible to participate in the same executive compensation plans available to other executive officers. In determining Mr. Goldstein's base salary and performance goals (under the Incentive Plan), the Compensation Committee conducts the same type of competitive review and analysis for Mr. Goldstein's position as it does for the other executive officers. For the past fiscal year, the Committee set Mr. Goldstein's base salary and his combined base salary and incentive bonus (if 100% of the pre-established Target were achieved) at a level it believed to be between the 50th and the 75th Quartile range of such compensation paid to chief executive officers by specialty retailers and other comparable companies. Incentive compensation earned by Mr. Goldstein for the past fiscal year, however, was below targeted levels, as the Company's pre-tax earnings were lower than targeted.

    Mr. Goldstein's base salary for the past fiscal year was increased from $175,000 to $800,000. This increase was largely due to the adoption by the Company of the new compensation structure described above pursuant to which base salaries were raised and a much smaller portion of compensation was paid through a year-end incentive bonus and to Mr. Goldstein's promotion from Chief Administrative Officer to Chief Executive Officer of the Company. The Company made no stock option grants to Mr. Goldstein during the past fiscal year.

                                             Robert A. Bernhard
                                             Milton S. Gould
                                             Norman M. Schneider

                                             Members of the Management
                                             Compensation and Stock
                                             Option Committee

Five-Year Stockholder Return Comparison

    Set forth below is a line-graph presentation comparing the cumulative stockholder return on the Company's Common Stock, on an indexed basis, against the cumulative total returns of the S&P Composite-500 Stock Index and the S&P Specialty Retail Index for the period of the Company's last five fiscal years (January 31, 1990 = 100):

         COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN ON TOYS "R" US, INC.
          COMMON STOCK, S&P COMPOSITE-500 AND S&P SPECIALTY RETAIL INDICES

                              Measurement Period Ended January 31,
                              ------------------------------------

                     1990      1991      1992     1993      1994      1995
                     ----      ----      ----     ----      ----      ----
Toys "R" Us, Inc.    100       111.36    133.73   156.61    148.48    118.98

S&P 500 Index        100       108.39    132.99   147.06    166.00    166.88

S&P Specialty
Retail Index         100       114.90    155.20   204.05    199.47    198.26

The S&P Specialty Retail Index includes Circuit City, Home Depot, Lowe's Companies, Melville Corp., Pep Boys MM&J, Price/Costco, Tandy Corp., Toys "R" Us and Woolworth.


Certain Transactions

      On April 20, 1994, the Company entered into an Acquisition Agreement, as amended on May 10, 1994, with Petrie Stores Corporation, a New York corporation ("Petrie"), at that time the holder of approximately 14% of the Company's outstanding Common Stock. Pursuant to such Agreement, on January 24, 1995, the Company consummated a transaction with Petrie pursuant to which the Company issued from its treasury 42,076,420 shares of Common Stock in exchange for 39,853,403 shares of Common Stock and $165 million in cash delivered by Petrie. The transaction was conditioned on, among other things, the receipt of a ruling from the Internal Revenue Service that the transaction would be tax-free to Petrie, its shareholders and the Company, the disposition by Petrie of its retail operations, and the reduction by Petrie of its contingent liabilities, all of which conditions were satisfied. In connection with such transaction and the disposition of Petrie's retail operations to a third party, on December 9, 1994, the Company entered into the Buyer Indemnification Agreement and the Seller Indemnification Agreement, each with Petrie, Petrie Retail, Inc., and PS Stores Acquisition Corp. and its direct and indirect subsidiaries. Under the Buyer Indemnification Agreement, the Company agreed to indemnify the other parties thereto from and against any and all losses relating to any breach or inaccuracy of any representation, warranty or agreement contained in the ruling request delivered to the Internal Revenue Service and relating to the Company. Under the Seller Indemnification Agreement, Petrie and the other parties thereto agreed to indemnify the Company from and against any and all losses relating to any liabilities or obligations or alleged liabilities or obligations of any of such other parties. In addition, such parties indemnified the Company against all losses relating to any breach or inaccuracy of any representation, warranty or agreement contained in the ruling request referred to above and relating to Petrie, any of its subsidiaries or related party and the purchaser of Petrie's retail operations. In connection with the consummation of the foregoing transaction, the Company entered into a letter agreement with Petrie providing for the retention by Petrie of sufficient assets to pay its liabilities.

      In connection with the annual solicitation of proxies (as required by law) and to receive updated lists of stockholders, the Company reimburses all brokers or other persons holding stock in their names or in the names of their nominees for expenses incurred in forwarding proxies and proxy material to the beneficial owners of such stock. In 1994, approximately $257,000 was so reimbursed to Automatic Data Processing, Inc., of which Charles Lazarus, Chairman of the Board of Directors of the Company, is a director. Such reimbursements are not material to the Company. In the ordinary course of business, the Company purchases merchandise from Colgate-Palmolive Company and its competitors. Reuben Mark, a director of the Company, is Chairman and Chief Executive Officer of Colgate-Palmolive Company. Such purchases are all on bases comparable to transactions with other vendors and are not material to the Company.

      An Australian subsidiary of the Company is leasing a distribution center and office space in Australia from an Australian subsidiary of Colgate-Palmolive Company. The lease term is eight years (of which six years are remaining), with the size of the leased premises to increase over the term. The lease payments were the Australian dollar equivalent of approximately US$752,000 in the Company's fiscal year ended January 28, 1995 and are expected to increase over the term to a maximum of approximately US$1,370,000 per fiscal year, subject to market adjustments. The terms of the lease are at fair market value and are not material to the Company.


Compliance with Section 16(a)

      During 1994, Howard W. Moore, a director of the Company, filed one required report on Form 4 two days late. The Form 4 related to one transaction involving the Common Stock beneficially owned by Mr. Moore. In making this disclosure, the Company has relied on written representations of its directors and executive officers and its ten percent holders and copies of the reports that they have filed with the Securities and Exchange Commission.


                     APPOINTMENT OF AUDITORS

      The Board of Directors of the Company has appointed and designated Ernst
& Young LLP, independent auditors, New York, New York, to audit the consolidated financial statements of the Company for the fiscal year ending February 3, 1996.

      Representatives of Ernst & Young LLP are expected to be present at the meeting and will be afforded the opportunity to make a statement if they desire to do so, and such representatives are expected to be available to respond to appropriate questions.


               SUBMISSION OF STOCKHOLDER PROPOSALS

      Proposals of stockholders to be presented at the annual meeting to be held in 1996 must be received for inclusion in the Company's proxy statement and form of proxy by December 22, 1995.

                                          By order of the Board of Directors


                                          Andre Weiss
                                          Secretary

April 21, 1995

[FRONT SIDE OF PROXY CARD]

                        TOYS "R" US, INC.
            PROXY SOLICITED BY THE BOARD OF DIRECTORS
               FOR ANNUAL MEETING OF STOCKHOLDERS
                          JUNE 7, 1995


    The undersigned hereby appoints MICHAEL GOLDSTEIN and ROBERT C. NAKASONE, jointly and severally, proxies, with power of substitution, to vote at the Annual Meeting of Stockholders of TOYS "R" US, INC. to be held June 7, 1995 (including adjournments), with all powers the undersigned would possess if personally present, as specified on the reverse side with respect to the election of directors (including discretionary authority to accumulate votes), and in accordance with their discretion on any other business that may come before the meeting, and revokes all proxies previously given by the undersigned with respect to the shares covered hereby.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. In either event, please sign and return this card.

          (Continued and to be signed on reverse side)

                                                      SEE REVERSE
                                                         SIDE

[REVERSE SIDE OF PROXY CARD]


[X] Please mark your
    votes as in this
    example.

The Board of Directors Recommends a Vote "FOR" Proposal 1.

1.  Election of Directors             FOR             WITHHELD
                                      [ ]               [ ]

    For, except vote withheld from the following nominee(s):

    ________________________________________________________

    Election of Directors.  Nominees:
          Robert A. Bernhard
          Michael Goldstein
          Milton S. Gould
          Shirley Strum Kenny
          Charles Lazarus
          Reuben Mark
          Howard W. Moore
          Robert C. Nakasone
          Norman M. Schneider
          Harold M. Wit

2. In their discretion upon such other business as may properly be brought before the meeting.

    If this proxy is properly executed and returned, the shares represented hereby will be voted. If not otherwise specified (or unless discretionary authority to accumulate votes is exercised), this proxy will be voted for the named persons nominated as directors.

    Signatures _______________________________

    Date _______________________________

    Signatures _______________________________

    Date _______________________________

    Note: Please date and sign above exactly as name appears on this proxy. Executors, administrators, trustees, etc. should give full title. If shares are held jointly, each holder should sign.